EXHIBIT 99.1

Westport Resources Corporation
1670 Broadway, Suite 2800
Denver, CO 80202

Westport Appoints Allan Keel to Head Gulf of Mexico Division

Denver, Colorado – January 6, 2004 – Westport Resources Corporation (NYSE: WRC) today announced the appointment of Allan D. Keel as Vice President and General Manager of the Company’s Gulf of Mexico Division.

Mr. Keel has over 20 years experience in the oil and gas industry and previously worked with Westport from 1996 to 2000, during which time the Company launched its offshore operations. Most recently, he served as a consultant to an international oil and gas company establishing operations in the Gulf of Mexico. Prior to that, Mr. Keel was President and Chief Operating Officer of Mariner Energy Company, an independent exploration and production company active in the Gulf Coast and Gulf of Mexico. Mr. Keel also spent 12 years with Energen Resources based in Birmingham, Alabama. He holds both a Bachelor’s and Master’s degree in Geology from the University of Alabama and a Master’s degree in Business Administration from Vanderbilt University.

“We are pleased to welcome Allan back to the Westport team. He was integral in establishing and growing our offshore presence,” commented Barth Whitham, President and Chief Operating Officer of Westport. “Allan brings to Westport an existing knowledge of the Company’s personnel, operations and systems and extensive offshore exploration and production experience.”

Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the Rocky Mountains, Permian Basin/Mid-Continent, the Gulf Coast and offshore Gulf of Mexico.

Contact information: Lon McCain or Jonathan Bloomfield at (303) 573-5404.